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                                                                    Exhibit 23.5


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-35512 of Dura Pharmaceuticals, Inc. on Form S-4 of our report dated January 24, 2000 (March 20, 2000 as to the merger agreement with Spiros Development Corporation II, Inc. described in Note 6), appearing in the Annual Report on Form 10-K/A of Dura Pharmaceuticals, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP


San Diego, California
July 27, 2000